August 4, 2005

TAG Entertainment Corp.
9166 S. Santa Monica Blvd.
Beverly Hills, CA 90212

Re:	TAG Entertainment Corp. Registration Statement on Form SB-2 SEC File No. 333-126584

Ladies/Gentlemen:

We have reviewed the pre-effective Amendment No. 1 to the Registration Statement on Form SB-2, filed on August 4, 2005 (File No. 333-126584) (the "Registration Statement"), under the Securities Act of l933, as amended (the "Act"), by TAG Entertainment Corp., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

This opinion has been rendered with respect to an aggregate of 5,000,000 shares of common stock issuable upon conversion of shares of convertible Preferred Stock (the "Preferred Shares"), an aggregate of 3,125,000 shares of common stock issuable upon exercise of common stock purchase warrants (the "Warrants"), and an aggregate of 837,000 shares of common stock which we may issue as dividend payments on the Preferred Shares. The shares of common stock issuable as described in the foregoing sentence may be referred to herein as the "Shares."

In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, its By-Laws, the Preferred Shares, the Warrants and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

1.    The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

2.    The Company has an authorized capitalization of 50,000,000 shares of Common Stock, par value $.001 per share and 500,000 shares of Preferred Stock, par value $.001 per share.

3.    The Shares issuable upon conversion of the Preferred Shares have been duly authorized and when issued in accordance with the Certificate of Incorporation of the Company, will be validly issued, fully paid and non-assessable.

4.    The Shares issuable upon exercise of the Warrants have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

5.    The Shares issuable as dividend payments on the Preferred Shares have been duly authorized and when issued, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement. As set forth in the Registration Statement, certain members of our firm own securities of TAG Entertainment Corp.

Very truly yours,
/s/ Goldstein & DiGioia, LLP